Exhibit 99.1

     Jacuzzi Brands Announces First Quarter 2006 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Feb. 9, 2006--Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced earnings for the first quarter ended December 31, 2005. Net sales for the first quarter of fiscal 2006 were $267.1 million compared to $281.5 million for the first quarter of fiscal 2005. Operating income in the first quarter of fiscal 2006 was $21.1 million compared to operating income of $20.8 million in the first quarter of fiscal 2005. Net earnings for the first quarter of fiscal 2006 rose 94.5% to $10.7 million, or $0.14 per share, from $5.5 million, or $0.07 per share, in the first quarter of fiscal 2005. Fiscal 2005 first quarter operating results included Rexair net sales and operating income as noted in the table below. Rexair operating income amounted to $0.05 per share in the first quarter of fiscal 2005.




                        Net Sales for the     Operating Income for the
                          3 Months Ended           3 Months Ended
                     ------------------------ ------------------------
                           December 31,             December 31,
                        2005          2004       2005          2004
                     ------------------------ ------------------------
Bath Products        $   174.2     $   180.9  $     5.9     $     4.6
Plumbing Products         92.9          76.8       18.1          15.2
Rexair                       -          23.8          -           6.5
Corporate & Other            -             -       (2.9)         (5.5)
                      ---------     --------- ----------    ----------
                     $   267.1     $   281.5  $    21.1     $    20.8
                     ==========    ========== ==========    ==========



    Plumbing Product net sales increased 21.0% over the first quarter of fiscal 2005, offsetting a 3.7% decline in Bath Product net sales. Both of these segments generated increased operating income in the first quarter of fiscal 2006 as compared to the comparable prior year period. Consolidated net sales and operating income were impacted by unfavorable currency exchange rate fluctuations at the Bath Products segment of $4.5 million and $0.2 million, respectively. Operating income in the first quarter of fiscal 2006 also included restructuring charges of $1.6 million and a $1.7 million gain from the settlement of a property tax liability. Operating income in the first quarter of fiscal 2005 included restructuring charges of $1.5 million. Net earnings for the first quarter of fiscal 2006 included a $9.3 million gain from the recognition of deferred profit on the sale of real estate. Excluding the deferred profit on the sale of real estate ($0.07 per share), the gain on the settlement of the property tax liability ($0.02 per share), and the restructuring charges ($0.01 per share), fiscal 2006 earnings from continuing operations were $0.08 per share as adjusted, compared to $0.16 per share as reported.



Bath Products -
                                                3 Months Ended
                                         -----------------------------
                                          December 31,   December 31,
                                              2005           2004
                                         -------------- --------------
                                                 (in millions)
Net Sales                                $       174.2  $       180.9
Operating Income                         $         5.9  $         4.6
Capital Expenditures                     $         1.7  $         3.0
Depreciation & Amortization              $         4.2  $         3.5



    Net sales in the Bath Products segment decreased by $6.7 million in the first quarter of fiscal 2006 in comparison with the same period in fiscal 2005. Net sales were negatively impacted by $4.5 million in unfavorable currency exchange rate fluctuations. Price increases initiated to help mitigate higher raw material costs partially offset volume decreases in the U.K., Italian and German markets. Although the Company does not anticipate any significant recovery in these markets during fiscal 2006, it does expect to generate sales growth in other European markets.
    Operating income in the Bath Products segment increased by $1.3 million or 28.2% in the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005. The increase was due to improved manufacturing efficiencies, reduced scrap, lower selling, general and administrative expenses and higher product prices, which helped to offset raw material increases and the lower volume. Selling, general and administrative expenses were lower as a result of lower salaries and benefit costs, reduced spending for advertising, marketing and legal costs and reduced bad debt expense.
    Operating income included restructuring charges of $1.4 million in the first quarter of fiscal 2006 and $1.5 million in the first quarter of fiscal 2005. The fiscal 2006 restructuring charges were primarily related to the closure of the Asia office as well as staffing and other overhead reductions in the U.S. and U.K. Fiscal 2005 restructuring charges were mainly associated with the consolidation of administrative functions into the Dallas, TX shared services center.
    Capital expenditures were lower during the first quarter of fiscal 2006 as the first quarter of fiscal 2005 included investments associated with the expansion of the Malta stainless steel sink plant.



Plumbing Products -
                                                3 Months Ended
                                         -----------------------------
                                          December 31,   December 31,
                                              2005           2004
                                         -------------- --------------
                                                 (in millions)
Net Sales                                $        92.9  $        76.8
Operating Income                         $        18.1  $        15.2
Capital Expenditures                     $         1.3  $         0.9
Depreciation & Amortization              $         1.2  $         1.4



    Net sales in the Plumbing Products segment increased by $16.1 million to $92.9 million in the first quarter of fiscal 2006 compared to the same period last year. The higher sales were driven by growth in all product lines primarily due to product enhancements, market penetration and industry growth. Sales increased in the Zurn PEX line, primarily due to the continued conversion from copper to PEX throughout the country. Net sales were especially strong at Wilkins as a result of increased market penetration primarily driven by new product innovation and its reputation for outstanding customer service. In addition, price increases were initiated to help offset the rising cost of raw materials.
    Operating income in the Plumbing Products segment increased by $2.9 million or 19.1% in the first quarter of fiscal 2006 compared to the first quarter of fiscal 2005. The increase was principally due to strong sales volume.

    Corporate Expenses and Other

    Corporate expenses decreased to $2.9 million in the first quarter of fiscal 2006 from $5.5 million in the first quarter of fiscal 2005. The decrease was due to a gain from a property tax settlement ($1.7 million) that was resolved in the first quarter of fiscal 2006, lower legal and other professional fees ($1.0 million) and lower corporate salaries ($0.3 million). Partially offsetting these decreases was reduced pension income of $0.7 million due to a lower discount rate and increased amortization of net actuarial losses. Restricted stock amortization was $0.5 million higher in the first quarter of fiscal 2005 than in the current fiscal quarter as a result of the various option exchange and buy back programs initiated in previous years.
    Interest expense in the first quarter of fiscal 2006 declined by $1.8 million from the first quarter of fiscal 2005, reflecting reduced debt levels due to the payoff of the term loan. Interest income increased by $0.4 million in the first quarter of fiscal 2006 primarily as a result of increased cash and cash equivalents following the sale of Rexair in June 2005.
    Other income increased by $7.4 million in the first quarter of fiscal 2006 compared to the same period last year. This increase was primarily due to a $9.3 million gain resulting from the recognition of deferred profit on the sale of real estate. This gain was partially offset by a $0.6 million charge for the buyout of certain vested post employment benefit plan liabilities. The remaining difference was primarily the result of gains and losses attributable to foreign currency exchange fluctuations.
    Total debt (notes payable, current maturities of long-term debt and long-term debt) at December 31, 2005 of $410.3 million decreased from December 31, 2004 levels of $476.1 million. Net debt (total debt of $410.3 million less cash and cash equivalents of $121.4 million and restricted cash collateral accounts of $12.6 million at December 31, 2005 and total debt of $476.1 million less cash and cash equivalents of $37.2 million at December 31, 2004) decreased by $162.6 million to $276.3 million at December 31, 2005 from $438.9 million at December 31, 2004. Both total debt and net debt decreased primarily as a result of proceeds from the Rexair sale.
    Free cash flow (cash flow used in operating activities of $0.6 million plus capital spending, net of asset sales, of $1.3 million) was a negative $1.9 million for the first quarter of fiscal 2006, primarily as a result of cash used in discontinued operations ($3.2 million) and the buyout of certain vested post employment benefit plan liabilities ($3.0 million).

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are pleased with our first quarter. The bath division is already seeing improved performance from the cost saving and other initiatives being pursued by Al Marini, President and Chief Operating Officer, and the Jacuzzi and Sundance management teams. The outstanding growth in sales and profits at our Zurn plumbing division continues the excellent trend of last year. Although our seasonally big quarters are in front of us and our European markets are experiencing difficult conditions, we anticipate continued overall positive results for the remainder of fiscal 2006."
    The Company has increased its fiscal 2006 net earnings from continuing operations guidance by $0.02 per share to $0.52 to $0.54 per share to reflect the gain on the settlement of property taxes recognized in its first quarter results. In addition to this $0.02 per share gain, the guidance includes a $0.07 per share gain from the recognition of deferred profit on the sale of real estate less $0.01 per share of restructuring charges in fiscal 2006. Excluding these amounts net earnings from continuing operations for fiscal 2006 is expected to be in the range of $0.44 to $0.46 per share which is consistent with the Company's prior guidance. This guidance incorporates $19.0 million reduction in operating earnings from Rexair due to the majority sale of that business in 2005. This guidance does not include any other expenses that might be incurred in connection with additional measures that might be undertaken to restructure operations and further reduce the Company's cost structure.

    Conference Call

    The Company will host a conference call on February 9, 2006 at 11:00 am (Eastern Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through March 9, 2006 by calling (402) 220-3015. The call will be web cast by Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com and institutional investors can access the call via Thomson StreetEvents, www.streetevents.com, a password-protected event management site, through March 9, 2006.
    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.
    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest December 31 or September 30 of the respective year, but are presented as of December 31 or September 30 for convenience.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2006 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, net debt and free cash flow are non-GAAP financial measures, which exclude certain charges and have material limitations. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include restructuring charges, net of tax, and the other items set forth in the reconciliation attached to this release. Net debt excludes cash, cash equivalents and restricted cash accounts from total debt. Free cash flow includes net cash provided by continuing operations less capital spending, net of asset sales. Adjusted earnings from continuing operations and related per share information, net debt and free cash flow, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, net debt and free cash flow should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, cash flow from operations, net earnings, earnings per share from continuing operations or total debt as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, cash flow from operations, earnings per share from continuing operations or total debt are significant components in understanding and assessing financial performance.



                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)

                                              Three Months Ended
                                         ----------------------------
                                          December 31,   December 31,
                                              2005           2004
                                         -------------- --------------
                                                          (Restated)*

                                                   (Unaudited)

Net sales                                $       267.1  $       281.5
Operating costs and expenses:
 Cost of products sold                           184.9          190.8
 Selling, general and administrative
  expenses                                        59.5           68.4
 Restructuring charges                             1.6            1.5
                                         -------------- --------------

Operating income                                  21.1           20.8

Interest expense                                 (10.3)         (12.1)
Interest income                                    1.4            1.0
Rexair equity earnings                             0.6              -
Other income, net                                  8.1            0.7
                                         -------------- --------------

Earnings before income taxes                      20.9           10.4
Provision for income taxes                        (8.8)          (3.8)
                                         -------------- --------------

 Earnings from continuing operations              12.1            6.6
                                         -------------- --------------

Loss from discontinued operations, net
 of tax benefit of $0.3 and $0.5,
 respectively                                     (0.6)          (1.1)
Loss from disposal of discontinued
 operations, net of tax benefit of $0.4           (0.8)             -
                                         -------------- --------------



Net earnings                             $        10.7  $         5.5
                                         ============== ==============

Basic earnings (loss) per share:
 Continuing operations                   $        0.16  $        0.09
 Discontinued operations                         (0.02)         (0.02)
                                         -------------- --------------
                                         $        0.14  $        0.07
                                         ============== ==============
Diluted earnings (loss) per share:
 Continuing operations                   $        0.16  $        0.09
 Discontinued operations                         (0.02)         (0.02)
                                         -------------- --------------
                                         $        0.14  $        0.07
                                         ============== ==============

* Net earnings and earnings per share were restated to reflect the consolidation of the Company's investment in Spear & Jackson as a result of our increased ownership percentage and termination of voting restrictions. Net earnings for the first quarter of fiscal 2005 increased by $0.1 million as a result of the restatement; earnings per share did not change from the amount previously reported.


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)


                                          December 31,  September 30,
                                              2005           2005
                                         -------------- --------------
                                           (Unaudited)
                 ASSETS
Current assets:
 Cash and cash equivalents               $       121.4  $       110.2
 Trade receivables, net                          172.0          200.5
 Inventories                                     175.4          165.0
 Deferred income taxes                            27.6           27.9
 Assets held for sale                             65.6           69.7
 Other current assets                             20.9           22.6
                                         -------------- --------------

   Total current assets                          582.9          595.9

Restricted cash collateral accounts               12.6           12.4
Property, plant and equipment, net               100.4          103.7
Pension assets                                   148.5          147.8
Insurance for asbestos claims                    153.0          153.0
Goodwill                                         227.0          228.2
Other non-current assets                          48.3           48.5
                                         -------------- --------------
TOTAL ASSETS                             $     1,272.7  $     1,289.5
                                         ============== ==============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Notes payable                           $        25.3  $        22.0
 Current maturities of long-term debt              1.5            1.5
 Trade accounts payable                           90.3          105.7
 Income taxes payable                             27.0           24.7
 Liabilities associated with assets held
  for sale                                        65.2           66.9
 Accrued expenses and other current
  liabilities                                    107.0          114.4
                                         -------------- --------------

    Total current liabilities                    316.3          335.2

Long-term debt                                   383.5          383.5
Deferred income taxes                              4.9            5.6
Asbestos claims                                  153.0          153.0
Other non-current liabilities                    121.0          127.0
                                         -------------- --------------

    Total liabilities                            978.7        1,004.3

Commitments and contingencies
Stockholders' equity                             294.0          285.2
                                         -------------- --------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                  $     1,272.7  $     1,289.5
                                         ============== ==============


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)


                    Bath    Plumbing          Corporate  Consolidated
                  Products  Products  Rexair  and Other      Total
                 ---------- -------- -------- --------- --------------
Net Sales
First
 Quarter     2006 $  174.2  $   92.9  $    -  $       -  $      267.1
             2005    180.9      76.8    23.8          -         281.5
----------------------------------------------------------------------
Total Operating
 Income (Loss)
First
 Quarter     2006 $    5.9  $   18.1  $    -  $    (2.9) $       21.1
             2005      4.6      15.2     6.5       (5.5)         20.8
----------------------------------------------------------------------
Capital
 Expenditures
First
 Quarter     2006 $    1.7  $    1.3  $    -  $       -  $        3.0
             2005      3.0       0.9     0.1        0.1           4.1
----------------------------------------------------------------------
Depreciation and
 Amortization
First
 Quarter     2006 $    4.2  $    1.2  $    -  $     0.3  $        5.7
             2005      3.5       1.4     0.8        0.9           6.6
----------------------------------------------------------------------
Restructuring Charges Included In
 Operating Income (Loss)
First
 Quarter     2006 $    1.4  $      -  $    -  $     0.2  $        1.6
             2005      1.5         -       -          -           1.5
----------------------------------------------------------------------


                         Jacuzzi Brands, Inc.
      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)



                                                     3 Months Ended
                                                    December 31, 2005
                                                   -------------------
                                                       $        EPS
                                                   --------- ---------
Earnings from continuing operations                $   12.1  $   0.16

  Restructuring charges, net of tax                     0.9      0.01

  Gain from the settlement of a property tax
   liability, net of tax                               (1.3)    (0.02)

  Recognition of deferred profit on the sale of real
   estate, net of tax                                  (5.4)    (0.07)

                                                   --------- ---------
Adjusted earnings from continuing operations       $    6.3  $   0.08
                                                   ========= =========

                                                     3 Months Ended
                                                    December 31, 2004
                                                   -------------------
                                                       $        EPS
                                                   --------- ---------
Earnings from continuing operations                $    6.6  $   0.09

  Restructuring charges, net of tax                     0.9      0.01


                                                   --------- ---------
Adjusted earnings from continuing operations       $    7.5  $ 0.10(1)
                                                   ========= =========


(1) Includes Rexair operating income of $0.05 per share, net of tax





    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
              or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608